EMPLOYMENT AGREEMENT


      This Employment Agreement is made effective as of this first day of January, 2002, by and between Fortune Natural Resources Corporation, a Delaware corporation ("Employer") and Ronald P. Nowak ("Employee").

      WHEREAS, Employer's board of directors desires to recognize Employee's continuing importance to the ongoing operations of Employer and Employee's knowledge of and experience with the business of Employer and desires to provide an incentive and inducement for Employee to continue with his employment with Employer; and

      WHEREAS, Employee is willing to continue in the employ of Employer on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, and of the mutual and dependent covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1.   EMPLOYMENT AND DUTIES
           ---------------------

      Employer hereby employs Employee on the terms and conditions hereinafter set forth as its president and chief operating officer, or such other executive capacity as the Board of Directors may from time to time prescribe, and Employee hereby accepts such employment upon such terms and conditions as set forth herein. Employee shall not be required to spend any extended periods outside the Houston, Texas metropolitan area, except that Employee agrees to make routine business trips of reasonable duration for the benefit of Employer and its business and in the discharge of Employee's duties hereunder.

      2.   PERFORMANCE

      Employee agrees to devote substantially all of his business time and efforts to the performance of his duties as an executive of Employer as specified from time to time by the Board of Directors of Employer. During the term of this Agreement, Employee shall not engage in any business that is competitive with Employer, either through ownership (other than ownership of securities of publicly held corporations of which Employee owns less than 5% of any class of outstanding securities) or as a director, officer, agent, employee or consultant.

      3.   COMPENSATION AND EXPENSES
           -------------------------

      For all services to be rendered by Employee hereunder, Employer agrees to pay Employee, in a manner consistent with the payment policies of Employer, the sum of Seventy Thousand Dollars ($70,000) per year subject to all legally-required deductions.



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      In addition to such annual compensation, and provided Employee is in the employ of Employer on December 31 of each year for which a performance bonus is to be paid, Employer shall award to Employee the additional performance-based compensation as computed in accordance with the provisions of Exhibit "A", attached hereto and incorporated herein. Employee shall also be entitled to participate in bonus and option plans which may be awarded from time to time in the absolute discretion of the Board of Directors. Employee shall also be reimbursed for reasonable expenses incurred on behalf of Employer upon presentation to Employer of a reasonably detailed statement of the expenses for which reimbursement is claimed.

      4.   VACATION
           --------

      Employee shall have the right to four (4) weeks of vacation each year from his duties as herein described. During such vacation period, the compensation payable to Employee pursuant to the provisions hereof shall continue. Employee's exercise of his rights hereunder shall be consistent with all policies of Employer relating to the use of vacation time.

      5.   BENEFITS
           --------

      In addition to the compensation provided for herein, Employee will be paid Three Hundred Dollars ($300.00) per month as an automobile allowance and shall also be entitled to participate in all benefits of employment generally available to all other executives of Employer on a commensurate basis as may be offered from time to time by Employer to its other employees similarly situated in experience, including, without limitation, group health, disability, and life insurance benefits and participation in any incentive compensation, bonus, pension, profit sharing, and stock option plans established by Employer.

      6.   PROPRIETARY INFORMATION
           -----------------------

      Employee will not at any time disclose or use, except in the pursuit of the business of Employer and any subsidiary thereof, any proprietary information of Employer without regard to whether such information is embodied in writing or some other physical form. For purposes of this Agreement, the phrase "proprietary information of Employer" means all information which is known only to employees of Employer or its subsidiaries or others in a confidential relationship with Employer and relates to specific technical matters or specific business matters of Employer.

      Employee will not at any time remove from the premises of Employer, except in the pursuit of the business of Employer, any document, component, device, record, or other information of Employer, such documents, components, devices, records, or other information, whether developed by Employee or other employees of Employer, being the exclusive property of Employer.

      7.   TERMINATION AND DISABILITY
           --------------------------

      (A) Employer reserves the right, at its option, to terminate this Agreement on written notice to Employee in the event Employee (i) is convicted of a felony or crime involving moral turpitude, (ii) misappropriates funds of Employer, or (iii) materially breaches any of the provisions hereof or fails to materially comply with directives of Employer's board of directors, where such breach or failure has not been cured within ninety (90) days from the date of written notice of such breach or failure.

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      (B)  This Agreement shall terminate upon the occurrence of (i) Employee's death; (ii) the conditions specified in Section 7(A) above; or (iii) the inability of Employee, because of physical or mental disability, to perform efficiently all of the duties of his employment hereunder for an aggregate of six (6) months during any twelve (12) month period.

      (C) During the period of any such disability as referred to in Section 7(B)(iii), above, and until employment hereunder is terminated pursuant to its provisions, Employee shall be entitled to all compensation and other benefits to which he would otherwise be entitled hereunder had such disability not occurred, less the aggregate amount of any payments under either disability insurance policies maintained by Employer or programs of federal or state governments. Employee agrees to apply for all payments to which he is entitled under said policies or programs. Employee shall give Employer notice of any disability hereunder and the receipt of all payments received from said policies or programs.

      (D) In the event that, within thirty (30) days following a change of control which is negotiated or consented to by Employer's Board of Directors, Employee's employment under this Agreement is terminated by either Employer or Employee for any reason, either voluntary or involuntary, Employee shall be entitled to receive One Hundred Forty Thousand Dollars ($140,000) if such change of control occurs during the first year of the term of this Agreement, Two Hundred Fifty Thousand Dollars ($250,000) if such change of control occurs during the second year of the term of this Agreement, or Three Hundred Fifty Thousand Dollars ($350,000) if such change of control occurs thereafter. Such payment shall only be due to Employee, however, if (i) Employee is not offered a comparable position with Employer or any entity into which Employer is subsequently merged or combined understanding that if the Company is merged or combined with a significantly larger company such position may be a lesser position than President or Chief Operating Officer but still an executive level officer position (both Employer and Employee shall mutually agree that the position offered is in fact an "executive level officer position"), and (ii) significant positive change (defined as Fortune having attained positive cash flow based upon Fortune's most recent monthly net oil and gas production multiplied by $2.25 per mcf of natural gas and $18.00 per barrel of oil less lease operating, general and administrative and interest expenses) has occurred in Fortune's economic situation between the date of this Agreement and the date of the change of control. For the purposes of this Agreement, a "change of control" shall be deemed to have occurred if, as the result of a tender offer, exchange offer, merger, consolidation, sale of assets, acquisition of assets, contested election of directors, or any combination thereof (a "Transaction"), the persons who were directors of Employer immediately prior to the Transaction cease to constitute at least two-thirds of the membership of the board of directors of, or any parent of, or successor to, Employer immediately following the Transaction.

      (E) In the event that Employer terminates Employee without cause, or that within thirty (30) days following any change of control other than that described in the preceding paragraph, Employee's employment under this Agreement is terminated by either Employer or Employee for any reason, either voluntary or involuntary, other than for the reasons set forth in Section 7(A), above, Employee shall be entitled to receive, if such termination occurs during calendar year 2003, a lump sum payment equal to nine month's compensation. If such termination occurs at any time thereafter, Employee shall be entitled to receive a lump sum payment equal to one year's compensation.


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      8.   INDEMNITY
           --------

      To the extent permitted by applicable law, Employer agrees to indemnify Employee and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall maintain coverage for him under liability insurance policies now in effect or hereafter obtained during the term of this Agreement covering the other officers and directors of Employer. Employer shall pay all expenses, including reasonable attorney's fees and the amounts of court approved settlements, actually incurred by Employee in connection with the defense of any action, suit, or proceeding, and in connection with any appeal thereon, which has been or which may be brought against Employee by reason of Employee's services as a director, officer or agent of Employer or subsidiary thereof.

      9.   NOTICE
           ------

      Unless otherwise directed in writing, any and all notices to Employer referred to herein shall be sufficient if furnished in writing, sent by certified mail to the following address:

                      Fortune Natural Resources Corporation
                               One Commerce Green
                          515 W. Greens Road, Suite 720
                              Houston, Texas 77067

and to Employee:

                                 Ronald P. Nowak
                                  7669 Ameswood
                              Houston, Texas 77095

       10. ASSIGNMENT
           ----------

      The rights and benefits of Employer under this Agreement shall only be transferable by Employer to successors of Employer pursuant to a corporate reorganization such as a merger or sale of substantially all of the assets of Employer, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, said successors-in-interest; provided, however, that Employer shall not enter into a merger or consolidation with and into another corporation which results in the termination of Employer's separate corporate existence unless effective provisions shall have been made with the surviving corporation for the continued employment of Employee generally upon the same terms and conditions set forth in this Agreement. Notwithstanding any such provisions, Employee shall be entitled to the rights set forth in Section 7(D), above.

      This Agreement is personal to Employee and cannot be assigned, nor may duties of Employee hereunder be delegated. Any attempted assignment or delegation by Employee shall render this Agreement null and void at the option of Employer.


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      11.  BINDING EFFECT
           --------------

      The terms, conditions, covenants, and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors, and assigns of each of the parties hereto and upon any corporation, entity, or person with which any of the parties hereto may become merged, consolidate, combined, or otherwise affiliated.

      12.  WAIVER

      The waiver of either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as the waiver of any subsequent breach of such other party.

      13.  ATTORNEYS' FEES
           ---------------

      In the event that any action is brought to enforce the terms of this Agreement, each party shall be responsible to pay their own attorney's fees and costs and not entitled to an award to recover such fees if they are the prevailing party.

      14.  ENTIRE AGREEMENT
           ----------------

      This Agreement represents the entire agreement between the parties hereto, and other or prior understandings, agreements, and contracts are hereby canceled without further liability whatsoever as to either party.

      15.  AMENDMENT
           ---------

      This Agreement shall not be altered or modified except by further written agreement between the parties.

      16.  CHOICE OF LAW
           -------------

      This Agreement shall be interpreted, construed, and applied according to the laws of the State of Texas applicable to contracts made and performed within such State.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

                              FORTUNE NATURAL RESOURCES CORPORATION



                              By: /s/ Tyrone J. Fairbanks
                                  -------------------------------
                                  TYRONE J. FAIRBANKS
                                  Chairman of the Board and CEO



                                  /s/ Ronald P. Nowak
                                  -------------------------------
                                  RONALD P. NOWAK



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                                    EXHIBIT A


      The initial annual performance bonus as determined hereunder shall be paid April1, 2003 and shall be based upon the increase in Employer's total booked proved oil and gas reserves attributable to exploration projects generated by Employer from year to year as reported by Employer's reservoir engineers in its annual reserve report, as computed in accordance with the formula set forth below. The parties intend that such bonus shall only be paid to the extent of increases in proved reserves due to (a) new exploration opportunities; (b) development of new exploration discoveries; (c) development or extensional drilling in existing properties not included in Fortune's year-end reserve report; and (d) acquisitions with new drilling or unidentified workovers. Bonuses will not be paid on proved reserves identified in acquisitions, identified and paid for at closing of any such acquisition, developmental drilling associated with properties already contained in Fortune's year-end reserve report, and reserves additions based on commodity price increases or similar events.


    Annual Increase in Total
         Booked Reserves                       Bonus Expressed as
Attributable to Exploration Projects        Percentage of Base Salary
------------------------------------        -------------------------
          Less than 50%                                -0-
 at least 50% but less than 75%                        55%
 at least 75% but less than 100%                       85%
         more than 100%                               115%

      The bonus provided for herein shall be payable 90% in cash and 10% in stock. The stock price used in determining the number of shares to be issued shall be the average closing price of Employer's common stock for each trading day in December of the year for which the bonus calculation is made.

      Terms used but not defined herein shall have the meaning ascribed to them in the employment agreement to which this exhibit is attached.


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